EXHIBIT 10.1





                                 August 10, 2005


Ms. Cynthia B. Merrell
c/o Cree, Inc.
4600 Silicon Drive
Durham, NC 27703

Dear Cindy:

     This letter is intended to confirm our recent discussions, and the agreement we have reached today, regarding your decision to resign as Chief Financial Officer (CFO) and Treasurer of Cree, Inc. (the "Company") and its subsidiaries. We appreciate the loyalty and dedication you have shown the Company over the past eight years and your willingness to assist us during the transition process. To implement the transition, you and the Company have agreed as follows:

     1. Your resignation as an officer of the Company and its subsidiaries will be effective on the date (the "Resignation Effective Date") that is the earlier of: (a) the date a successor CFO, including any acting or interim CFO, becomes CFO by appointment of the Company's Board of Directors; or (b) February 10, 2006. Prior to the Resignation Effective Date, you will continue to serve in the office of CFO and Treasurer at the pleasure of the Board of Directors.

     2. Subject to the provisions of this letter agreement (the "Letter Agreement"), from the date of this letter you will continue as an employee of the Company for a period of twelve (12) months (the "Transition Period"). Prior to the Resignation Effective Date, you will remain employed in your current position. On and after the Resignation Effective Date, you will be employed in the position of Senior Financial Advisor reporting to the Chief Executive Officer (CEO) to assist with such matters as he may request from time to time on which you worked or with which you had familiarity due to your employment prior to the Resignation Effective Date and which relate to the business, operations or financial condition of the Company or to its financial or accounting matters, including its filings with the U.S. Securities and Exchange Commission.

     3. Before the Resignation Effective Date, you will be classified as an exempt, regular, full-time employee regularly scheduled to work forty (40) hours per week. On and after the Resignation Effective Date, you will be a part-time employee of the Company expected to perform up to eighty (80) hours of services for the Company each month. It is anticipated that, after your Resignation Effective Date, the Company will be able to honor your request to work from your home or other off-site locations, but the Company reserves the right to require you to work in its offices in Durham, North Carolina and/or to travel on Company business as business needs may require from time to time. Any business expenses you incur after the Resignation Effective Date will remain reimbursable in accordance with the Company's business expense reimbursement policy. After the Resignation Effective Date, if you move to a primary residence that is more than fifty (50) miles from your residence on the Resignation Effective Date, the Company will reimburse you for reasonable travel expenses if you are required to report to the Company's offices in Durham, North Carolina.

     4. Nothing in this Letter Agreement constitutes a commitment by the Company to employ you for any specific term. Your employment is at-will, and either you or the Company may terminate your employment at any time. For purposes of this Letter Agreement, your final day of employment shall be referred to as your "Termination Date."

     5. During the Transition Period, you will be compensated as follows:

     (a) You will continue to be compensated at your current base rate of pay (in effect as of August 10, 2005), less all applicable payroll taxes and
authorized  withholdings,   payable  on  the  usual  Company  payroll  dates  in
accordance with Company policies and procedures, subject to adjustment as provided in subparagraph 5(b) below.

     (b) Prior to the Resignation Effective Date, you will also remain eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to regular, full-time employees of the Company in accordance with the terms of such plans, policies, and arrangements as they may exist from time to time, except that you acknowledge that you will not receive any additional stock option grants or other equity awards. Beginning on the Resignation Effective Date, you will only be eligible to participate in Company employee benefit plans, policies, and arrangements that are applicable to part-time employees, except that you agree to waive your right to participate in the quarterly Employee Incentive Compensation Plan after the Resignation Effective Date. Your accrued and unused paid-time off accumulated as of the Resignation Effective Date will carry forward in your part-time status. You acknowledge that, beginning on the Resignation Effective Date, you and your dependents will no longer be eligible for coverage under the Company's medical, vision and dental plans (as presently in effect) except for a limited period of time at your expense if you make a timely coverage election pursuant to COBRA. Beginning on the Resignation Effective Date, the Company will increase your monthly compensation by an amount equal to the applicable COBRA premium to continue coverage under the Company's medical, vision and dental plans for you and your dependents who are enrolled on the Resignation Effective Date for so long as you remain an employee of the Company. While you remain an employee of the Company you will have the option of having your COBRA premiums deducted monthly on a pre-tax basis from your paycheck pursuant to the Company's Pre-Tax Premium Plan. By signing below you hereby authorize the Company to withhold the applicable COBRA premium from your paychecks on a pre-tax basis for so long as you elect COBRA and remain employed by the Company. The Company will be responsible for remitting any COBRA payments withheld through payroll.

     (c) Your existing stock options will continue to vest through your Termination Date in accordance with and subject to provisions of the Company's Equity Compensation Plan and the applicable agreements between you and the Company (collectively, the "Stock Agreements"). The Company agrees that its October 1, 2004 grant of a non-qualified option for you to purchase up to 30,000 shares of the Company's common stock at an exercise price of $31.24 per share (option # 00011759), which option became fully vested and exercisable as of April 15, 2005 subject to certain contractual restrictions on the sale or other transfer of purchased shares, may be exercised (including by cashless exercise) after the date of this Letter Agreement free of such contractual restrictions, subject to the expiration provisions set forth in the applicable Stock Agreement and to the Company's trading window policy.

     (d) Before your Resignation Effective Date, you also will be eligible to participate in the Management Incentive Plan provided that your incentive payment target each plan measurement period will be pro-rated to reflect the number of days in such period that you hold your current position (e.g., if your Resignation Effective Date is November 15, 2005, you will be eligible for up to 55% (50 days divided by 91 days) of the individual component for the second fiscal quarter of 2006 and up to 39% (141 days divided by 364 days) of the annual component for the 2006 fiscal year). In addition, the Company agrees to continue reimbursing you (consistent with past practices) for the reasonable expenses of any continuing professional education ("CPE") programs you attend through June 30, 2006 to satisfy the annual CPE requirements applicable to your license as a certified public accountant in the State of Florida.

     6. In consideration of your commitment to assist us during the Transition Period, the Company agrees to pay you a severance payment under certain limited circumstances. First, if the Company terminates your employment without Cause (as defined below) prior to the end of the Transition Period, the Company will pay you an amount defined below as "Severance Payment A." Alternatively, if you should remain employed with the Company through the end of the Transition Period, the Company will pay you an amount defined below as "Severance Payment B." If you terminate your employment prior to the end of the Transition Period for any reason, or if the Company terminates your employment prior to the end of Transition Period for Cause, the Company shall have no obligation to pay you any severance payment. Any severance payment will be paid pursuant to and in accordance with the Company's Severance Program. Payment of any severance payment is conditioned upon your execution and return (and non-revocation) of the Release of Claims Agreement attached as Exhibit A to this letter (the "Release") (with such modifications as may be necessary or desirable to comply with any new or amended laws which may become applicable in the interim and to complete all information left blank) as soon as provided in the Release after your Termination Date. You may choose not to execute and return the Release or to revoke the Release within the times provided in the Release. If you do not execute and return the Release or if you revoke the Release within the times provided in the Release, the Company shall have no obligation to pay you any severance payment.

     7. For purposes of this Letter Agreement, "Cause" shall mean: (i) your death; (ii) your physical or mental disability or incapacity to satisfactorily perform the essential functions of your position for a period of six months as determined under the Company's program of long-term disability; (iii) any act or omission by you constituting gross negligence or willful misconduct, including, but not limited to: (a) willful, material violation of the Company's policies or the reasonable and lawful orders of its Board of Directors and/or Chief
Executive Officer; (b) fraud; (c) misappropriation of Company property or proprietary information; (d) embezzlement; or (e) your conviction of, or plea of nolo contendere to, a crime that the Company reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; (iv) your willful and continued failure to perform the duties and responsibilities of your position that is not corrected within a thirty (30) day correction period that begins upon delivery to you of a written demand for performance from the Company that describes the basis for the Company's belief that you have not substantially performed your duties; (v) your material breach of your Employee Agreement Regarding Confidential Information, Intellectual Property and Non-Competition (the "Confidentiality Agreement"), which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to you of the breach; or (vi) prior to the Resignation Effective Date, your employment by another entity (whether or not as an employee or a contractor, in a full-time or part-time capacity, or in violation of the Confidentiality Agreement).

     8. "Severance Payment A" shall be equal to the sum of: (i) a lump sum amount equal to the base salary you would have earned if you had remained employed from the Termination Date through the end of the Transition Period (up to a maximum of twelve (12) months of base salary), excluding any increase pursuant to subparagraph 5(b); (ii) a lump sum amount equal to any accrued and unused vacation and holiday hours as of the Termination Date multiplied by your effective hourly rate of pay (based on 80 hours per pay period); and (iii) a lump sum amount equal to the cost (grossed up for taxes at the supplemental pay tax rates) for you to continue medical, vision and dental coverage until the first anniversary of your Resignation Effective Date under the Company's group health plan for you and your dependents who are enrolled on the Termination Date (up to a maximum of twelve (12) months of continuation coverage). "Severance Payment B" shall be equal to the sum of the amounts described in (ii) and (iii) above only. Any severance payment will be made on the Company's first regular payroll date after all terms and conditions of this Letter Agreement and the Release have been satisfied. Any severance payment will be subject to all applicable payroll taxes and authorized withholdings. After the Termination Date, you will be solely responsible for remitting COBRA premiums when they become due.

     9. This Letter Agreement, together with the Confidentiality Agreement, the Release, and the Stock Agreements constitute the entire understanding and agreement between you and the Company with respect to the subject matter of each such respective agreement. The terms of this Letter Agreement supersede any prior negotiations, agreements and understandings, whether written or oral, with respect to the subject matter hereof. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Letter Agreement will continue in full force and effect without said provision. Any waiver, modification or amendment of any provision of the Agreement shall be effective only if in writing and signed by you and an authorized representative of the Company.

     10. This Letter Agreement will be governed by and construed according to the laws of the State of North Carolina (but without regard to its conflict of laws provisions). You and the Company agree that any and all disputes arising out of the terms of the Letter Agreement or the attached Release, your employment by the Company, your service as an officer of the Company or any of its subsidiaries, or your compensation and benefits, their interpretation, and any of the matters released, will be subject to binding arbitration in Durham, North Carolina before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the North Carolina Rules of Civil Procedure. Provided, however, that you and the Company agree to select an arbitrator who is a retired judge, or, if required to select a panel of three arbitrators, you and the Company will select at least two retired judges to serve on the panel. The parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Unless otherwise specified herein, the parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to your obligations under the Letter Agreement.

     If the provisions of this letter accurately set forth our understanding, please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me.


                                   Sincerely,

                                   CREE, INC.


                             By:   /s/ Charles M. Swoboda
                                   -----------------------------------
                                   Charles M. Swoboda
                                   Chairman and Chief Executive Officer



Accepted and agreed to:


/s/ Cynthia B. Merrell       8/10/05
---------------------------------------
Cynthia B. Merrell            Date

                                    EXHIBIT A

                           RELEASE OF CLAIMS AGREEMENT

     This Release of Claims Agreement (the "Release") is entered into between Cree, Inc., a North Carolina corporation with its principal place of business in Durham County, North Carolina (the "Company"), and Cynthia B. Merrell (referred to herein as "I" or "me").

     WHEREAS, the Company and I are parties to the Employee Agreement Regarding Confidential Information, Intellectual Property and Non-Competition (the "Confidentiality Agreement"), the Company's Equity Compensation Plan and related stock option agreements (collectively, the "Stock Agreements"), and the August 10, 2005 letter agreement (the "Letter Agreement"); and

     WHEREAS, capitalized terms used in this Release without definition shall have the meanings assigned in the Letter Agreement;

     WHEREAS, the Letter Agreement provides for certain severance benefits in exchange for my release of the Company;

     WHEREAS,   I   understand   that  my   termination   is   effective  as  of
[                    ](the "Termination  Date"),  regardless of whether or not I sign this Release.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by all parties, the parties hereby agree as follows:

     In consideration of the Company's agreement to pay me severance benefits pursuant to the Letter Agreement (subject to the terms and conditions of the Company's Severance Program), and as described in paragraph 1 below, in connection with my termination of my employment, I, Cynthia Merrell, on behalf of myself and all of my heirs, executors, administrators and assigns, hereby fully and forever release and discharge the Company, its affiliated corporations, and their respective past or present shareholders, partners, directors, officers, employees, agents, representatives, successors and assigns (together called the "Company Parties"), from any and all claims, lawsuits, liabilities, demands, actions or causes of action of any kind or character whatsoever, known or unknown, whether at law or equity, which I now have, may have in the future or may ever have had in the past, against the Company Parties, arising out of, on account of, or in any way relating to my employment with the Company. Provided, however, that nothing in this Release will be deemed to release a claim for violation of the Letter Agreement occurring after my execution of this Release and, provided further, that nothing in this Release will be deemed to release any claims I may have for indemnification as an officer, employee or agent of the Company or its subsidiaries, whether arising under corporate bylaws or otherwise, or any claims I may have under any insurance policies providing coverage for acts or omissions as an officer, employee or agent of the Company or its subsidiaries.

     1. I understand that, if I sign this Release and satisfy all other terms and conditions of this Release and the Letter Agreement, the Company will provide me with either Severance Payment A or Severance Payment B (the "Severance Payment"), as such terms are defined in and in accordance with the provisions of Paragraph 6 of the Letter Agreement, as applicable, based on the circumstances of my employment termination. This Severance Payment is subject to all applicable withholdings as required or authorized by state or federal law. This Severance Payment will be made on the Company's first regular payroll date after all terms and conditions of this Release and the Letter Agreement have been satisfied.

     2. I understand and agree that this Release is a full and complete waiver of all claims, known or unknown, that I have, may have in the future or may ever have had in the past, against the Company Parties arising out of, on account of, or in any way relating to my employment with the Company to the extent such claims can be waived under applicable laws, including but not limited to, claims of employment discrimination or harassment, termination of employment, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, fraud, defamation, invasion of privacy, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefit Protection Act, Worker Adjustment and Retraining Notification Act (WARN), or violation of any other federal, state or local law or regulation, as well as claims under the Employee Retirement Income Security Act of 1974.

     3. To the extent permitted by applicable law, I hereby expressly waive any and all claims that are not known by me or suspected by me to exist in my favor at the time of executing this Release, even if such claims would have had a material effect on my decision to execute this Release if they had been known or suspected by me, and regardless of whether my lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause. I understand and acknowledge that the significance and consequence of this waiver is that I will not be able to make any claims for additional damages arising out of the matters released by this Release, even if I should eventually suffer those damages. Furthermore, I acknowledge that I consciously intend these consequences.

     4. I also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by either party.

     5. If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions, and the court shall enforce all remaining provisions to the fullest extent permitted by law.

     6. The Confidentiality Agreement, the Letter Agreement, the Stock Agreements and this Release each constitute the entire agreement between the Company Parties and me with regard to the respective subject matters of each such agreement. The Release supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. In signing this Release, no party has relied upon any representation or promise except those expressly set forth herein or in the Letter Agreement. I understand that this Release may be modified only in a written document signed by the Chief Executive Officer of the Company and by me.

     7. I agree that at all times in the future I shall not make any disparaging, derogatory and/or negative statements to any third party regarding the Company Parties.

     8. I understand that if I materially breach any of the provisions of this Release, the Company in its sole discretion immediately may cease making any severance payments to me, and I shall have no further rights to any such payments or other benefits under the Letter Agreement.

     9. I hereby acknowledge that I have read and understand this Release and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this Release and to consult with an attorney of my own choosing at my own expense concerning the waivers contained in this Release and that the waivers are knowing, conscious and with full appreciation that at no time in the future may I pursue any of the rights that I have waived in this Release.

     10. I acknowledge that I have been advised and encouraged to consult with an attorney before signing this Release. I also understand that, as provided under the Older Workers Benefit Protection Act of 1990, I have a minimum of twenty-one (21) days after receipt of this Release to review and consider this Release, discuss it with an attorney of my own choosing, and to decide whether or not to sign it. I also understand that I may revoke this Release during a period of seven (7) days after I sign it (the "Revocation Period") and that this Release will not become effective until the eighth (8th) day after I sign it (and then only if I did not revoke it). In order to revoke this Release, within seven (7) days after I sign this Release I must deliver a letter expressly stating that I am revoking this Release to Brenda F. Castonguay, Vice President, Human Resources, 4600 Silicon Drive, Durham, North Carolina 27703. I understand that if I choose to revoke this Release during the Revocation Period pursuant to this paragraph, I will not receive any severance benefits, and the Release will have no effect.

     11. I understand and agree that I must consider and review this Release for a minimum of seven (7) days after my Termination Date prior to executing it and that the Company will not accept an executed Release prior to the expiration of this 7-day period or a Release executed prior to my Termination Date. I expressly acknowledge that I have had the opportunity of a full twenty-one (21) days to consider this Release before signing it, and that if I have not taken that full time period, that I expressly waive this time period and will not assert the invalidity of this Release or any portion thereof on this basis. In any event, I understand and agree that, in order to receive the severance benefits offered herein, the executed Release must be delivered or mailed to Brenda Castonguay at the address provided above by no later than 5:00 p.m. on eighth (8th) day after my Termination Date (as evidenced by the postmark or other proof of mailing).

     12. Before signing my name to this Release, I state that:

         o I have read it;
         o I understand it;
         o I know that I am giving up important rights;
         o I understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. ss. 621, et seq.) that may arise after the date this Release is signed are not waived;
         o I am aware of my right to consult an attorney before signing it; and
         o I have signed it knowingly and voluntarily.

     13. This Release shall be governed and construed by the laws of the state of North Carolina without regard to its principles of conflicts of law, and any disputes regarding this Release are subject to arbitration as further detailed in the Letter Agreement.

Acknowledged and Agreed:
                                          CREE, INC.

Signature:                                By:
          -----------------------------      ---------------------------------
          Cynthia B. Merrell                 Name:
                                             Title:


    Date:                                 Date:
          -----------------------------         ------------------------------